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[LOGO OF GLOWPOINT]

FOR IMMEDIATE RELEASE

MEDIA CONTACT:
Stu Gold
Glowpoint, Inc.
(973) 391-2093
sgold@glowpoint.com
www.glowpoint.com

      GLOWPOINT ISSUES $5.65 MILLION IN SENIOR SECURED COVERTIBLE NOTES IN
                               PRIVATE PLACEMENT
 Proceeds to Support Corporate Restructuring Program and Ongoing Working Capital

HILLSIDE, N.J - APRIL 4, 2006, GLOWPOINT, INC. (OTC: GLOW.PK), the world's leading broadcast-quality IP-based video communications service provider, announced today that it has issued $5.65 million of its senior secured convertible notes and warrants to private investors in a private placement, resulting in net proceeds to the Company of approximately $5.2 million after fees and transaction expenses. In the transaction, the Company issued $5,665,000 aggregate principal amount of its 10% Senior Secured Convertible Notes, Series A Warrants to purchase 5,665,000 shares of common stock at an exercise price of $0.65 per share and Series B Warrants to purchase 5,665,000 shares of common stock at an exercise price of $0.01 per share. The Series B Warrants only become exercisable if the Company fails to achieve positive operating income, determined in accordance with GAAP, excluding restructuring and non-cash charges, in the fourth quarter of 2006. In addition, the Series B Warrants will be cancelled if the Company consummates a strategic transaction or repays the Notes prior to the date it makes its financial statements for the fourth quarter of 2006 available to the public. The Notes mature on September 30, 2007 and are convertible into common stock at a conversion rate of $0.50 per share. All of the unexercised Warrants expire five years after the closing date. The Company agreed to change the exercise price of all previously issued warrants held by the investors in this offering to $0.65, and to extend the term of any such warrants that would expire earlier to three years after the offering date. The proceeds of the offering will be used to support the previously announced corporate restructuring program and for ongoing working capital.

"This financing represents a key element in Glowpoint's corporate restructuring plan," said David C. Trachtenberg, Glowpoint's President and Chief Executive Officer. "With progress on the restatement of our financial statements and continued improvement of our financial position, we are confident that we can continue to execute against our objective to reach positive operating income."

The unregistered notes and warrants were sold to unrelated institutional investors in reliance on Regulation D under the Securities Act of 1933. Pursuant to the terms of the financing, the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock underlying the notes and the warrants, once the Company's

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common stock becomes eligible for quotation on the OTC Bulletin Board. For additional information, please refer to the Company's Form 8-K to be filed with the Securities and Exchange Commission, with respect to this transaction.

ABOUT GLOWPOINT
Glowpoint, Inc. (OTC: GLOW.PK) is the world's leading broadcast quality, IP-based video communications service provider. GlowPoint offers video conferencing, bridging and IP broadcasting services to enterprises, SOHOs, broadcasters and consumers worldwide. The GlowPoint network carries on average over 60,000 video calls per month worldwide. GlowPoint is headquartered in Hillside, New Jersey. To learn more about GlowPoint, visit us at www.Glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in the our filings with the Securities and Exchange Commission.